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                                                                    EXHIBIT 99.1

NETWORKS ASSOCIATES, INC. TO OFFER $300 MILLION OF CONVERTIBLE SUBORDINATED NOTES DUE 2006

     Santa Clara, California -- August 8, 2001 -- Networks Associates, Inc. (Nasdaq: NETA), announced today that it intends to offer, subject to market and other conditions, up to $300 million aggregate principal amount of Convertible Subordinated Notes due 2006 (excluding up to an additional $45 million that may be issued upon the exercise of the option granted to the initial purchaser). The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.

     This news release does not constitute an offer to sell or a solicitation to buy any of these securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

Contact:

     Networks Associates, Inc.
     Investor Relations
     3965 Freedom Circle
     Santa Clara, California  95054
     (877) 346-3575
     Web Site URL -- http://www.nai.com